Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Dated: [_____ , 2019/2020]	Warrant Number: W-___
WARRANT TO PURCHASE

COMMON STOCK OF

AZURRX BIOPBARMA, INC.

This certifies that _____________________, or its permitted assigns (each a “Holder”), for value received, is entitled to purchase, at an exercise price per share equal to $[__] (the “Exercise Price”) from AZURRX BIOPHARMA, INC., a Delaware corporation (the “Company”), [up to that number of fully paid and nonassessable shares of the Company’s Common Stock, $.0001 par value (“Common Stock”) equal to the quotient obtained in accordance with the following calculation:

Number of Shares of Common Stock Issuable Upon Exercise of Each Warrant	=	Number of Conversion Shares Issuable upon Conversion of the Note x 50%
This Warrant shall be exercisable at any time from time to time from and after the date hereof (such date being referred to herein as the “Initial Exercise Date”) up to and including 5:00 p.m. (Eastern Time) on [______, 2024/2025] (the “Expiration Date”). For purposes of this Warrant, the term “Note” shall mean the note issued to the original Holder of this Warrant pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of [_____ , 2019/2020],, by and among the Company and the lenders set forth on the signature pages thereto (the “Agreement”).]1

[up to that number of fully paid and nonassessable shares of the Company’s Common Stock, $.0001 par value (“Common Stock”) equal to the quotient obtained in accordance with the following calculation:

Number of Shares of Common Stock Issuable Upon Exercise of Each Warrant	=	Number of Conversion Shares Issuable upon Conversion of the Note x 50%

Commencing six (6) months from the date hereof (such date being referred to herein as the “Initial Exercise Date”) this Warrant shall be exercisable at any time from time to time up to and including 5:00 p.m. (Eastern Time) on [______, 2024/2025] (the “Expiration Date”). For purposes of this Warrant, the term “Note” shall mean the note issued to the original Holder of this Warrant pursuant to the terms of that certain Convertible Note and Warrant Purchase Agreement, dated as of [_____ , 2019/2020], by and among the Company and the lenders set forth on the signature pages thereto (the “Agreement”).]2

1 Insert in Note Warrants for December 20, 2019 closing.

[up to [____] fully paid and nonassessable shares of the Company’s Common Stock, $.0001 par value (“Common Stock”).

This Warrant shall be exercisable at any time from time to time from and after the date that is six (6) months from the date hereof (such date being referred to herein as the “Initial Exercise Date”) up to and including 5:00 p.m. (Eastern Time) on [_____], 2024/2025 (the “Expiration Date”)]3

1. Method of Exercise. The Holder hereof may exercise this Warrant, in whole or in part, by the surrender of this Warrant (with the Form of Subscription attached hereto duly completed and executed) at the principal office of the Company, and by the payment to the Company of an amount of consideration therefor equal to the Exercise Price in effect on the date of such exercise multiplied by the number of shares of Common Stock with respect to which this Warrant is then being exercised, payable at such Holder’s election (i) by certified or official bank check or by wire transfer to an account designated by the Company, (ii) by “cashless exercise” in accordance with the provisions of Section 2, but only until the date that a registration statement under the Securities Act of 1933, as amended (“Securities Act”) providing for the resale of the shares of Common Stock issuable upon exercise of this Warrant has been declared effective by the Securities and Exchange Commission, or (iii) by a combination of the foregoing methods of payment selected by the Holder of this Warrant.

2. Cashless Exercise. Notwithstanding any provisions herein to the contrary, commencing six (6) months from the Initial Exercise Date if (i) the closing price for a share of Common Stock as reported by the Nasdaq Capital Market, or other Eligible Securities Market, as defined below (“Per Share Closing Price”), is greater than the Exercise Price (at the date of calculation as set forth below) and (ii) a registration statement under the Securities Act providing for the resale of the Warrant Shares has not been declared effective by the Securities and Exchange Commission within 180 days from the date of this Warrant, in lieu of exercising this Warrant by payment of cash, the Holder may exercise this Warrant by a cashless exercise and shall receive the number of shares of Common Stock equal to an amount (as determined below) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Form of Subscription in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y - (A)(Y)
B

Where
X =
the number of shares of Common Stock to be issued to the Holder.

Y =
the number of shares of Common Stock purchasable upon exercise of all of the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A =
the Exercise Price.

B =
the average Per Share Closing Price of one share of Common Stock for the previous five (5) consecutive trading days ending on the date immediately preceding the date of the exercise of the Warrant being exercised.

3. [Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 and/or Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Form of Subscription, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates) (such Persons, “Attribution Parties”), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates (or Attribution Parties) and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Form of Subscription shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) trading days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 3 shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.]4

2 Insert in Note Warrants for closings between December 24, 2019 and January 9. 2020.
3 Insert into Placement Agent Warrants.

4. Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any shareholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued shares of Common Stock.

5. Adjustment of Exercise Price and Number of Shares. The Exercise Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 5. Upon each adjustment of the Exercise Price, the Holder of this Warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from such adjustment.

5.1 Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

5.2 Reclassification. If any reclassification of the capital stock of the Company shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, or other assets or property, then, as a condition of such reclassification, lawful and adequate provisions shall be made whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby. In any reclassification described above, appropriate provision shall be made with respect to the rights and interests of the Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof.

5.3 Notice of Adjustment. Upon any adjustment of the Exercise Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail postage prepaid, addressed to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

4  Insert into in Note Warrants for closings between December 24, 2019 and January 9. 2020 and Placement Agent Warrants.

5.4 Other Notices. If at any time:

(1) the Company shall declare any cash dividend upon its Common Stock;

(2) there shall occur a (i) sale of all or substantially all of the assets of the Company by means of a transaction or series of related transactions, or (ii) transaction or sale whereby stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at less than 50% of the voting power of the surviving or acquiring entity (any such transaction, a “Change of Control”);

(3) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; or

(4) there shall be an initial public offering of the Company’s equity securities;

then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to the Holder of this Warrant at the address of such Holder as shown on the books of the Company, (a) at least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such Change of Control or dissolution, liquidation or winding-up, and (b) in the case of any such Change of Control or dissolution, liquidation, winding-up or initial public offering, at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the Holder shall make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, the date on which the holders of Common Stock shall be entitled thereto. Any notice given in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Change of Control, dissolution, liquidation, winding-up, conversion or initial public offering, as the case may be.

6. No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a shareholder of the Company or any other matters or any rights whatsoever as a shareholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised.

7. Warrants Transferable. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder may be transferred, in whole or in part, without charge to the holder hereof (except for transfer taxes), upon surrender of this Warrant properly endorsed. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Warrant shall have been so endorsed, may be treated by the Company, at the Company’s option, and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Warrant, or to the transfer hereof on the books of the Company and notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

8. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

9. Modification and Waiver. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder hereof. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Company and the Holder.

10. Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such holder from time to time.

11. Titles and Subtitles; Governing Law; Venue. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Agreement. This Warrant is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Warrant shall be resolved exclusively by the state and federal courts located in the State of New York, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

12. Definition of Warrant Shares. For purposes of this Agreement, “Warrant Shares” shall mean the number of shares of the Company’s Common Stock issuable upon exercise of this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized as of the date first above written.

AzurRx BioPharma, Inc.

By:
James Sapirstein
Chief Executive Officer

[Signature Page to Warrant]

FORM OF SUBSCRIPTION

(To be signed only upon exercise of Warrant)

To: AZURRX BIOPHARMA, INC.

The undersigned, the holder of a right to purchase shares of Common Stock of AzurRx BioPharma, Inc. (the “Company”) pursuant to that certain Warrant to Purchase Common Stock of AzurRx BioPharma, Inc. Number CSW-___ (the “Warrant”), dated as of [_____ , 2019/2020] hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, __________________________ (_________) shares of Common Stock of the Company and herewith makes payment of ________________________ Dollars ($__________) therefor in cash.

The undersigned represents that it is acquiring such securities for its own account for investment and not with a view to or for sale in connection with any distribution thereof and in order to induce the issuance of such securities makes to the Company, as of the date hereof, the representations and warranties set forth in Section 3 of the Convertible Note and Warrant Purchase Agreement, dated as of [_____ , 2019/2020], by and among the Company and the Purchasers listed on Exhibit A thereto.

DATED: ________________

[WARRANT HOLDER]

By:
Name:
Its:

ACKNOWLEDGMENT

To: [WARRANT HOLDER]

The undersigned hereby acknowledges that as of the date hereof, __________________ (___________) shares of Common Stock remain subject to the right of purchase in favor of _____________ pursuant to that certain Warrant to Purchase Common Stock of AzurRx BioPharma, Inc., number CSW-___ dated as of [_____ , 2019/2020].

DATED: ________________

AzurRx BioPharma, Inc.

By:

Name:

Its: